UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2014

Protalix BioTherapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-33357	65-0643773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Snunit Street	20100
Science Park, POB 455
Carmiel, Israel
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code +972-4-988-9488

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Other Events

On July 23, 2014, the Board of Directors of Protalix BioTherapeutics, Inc. (the “Company”) resolved to appoint Mr. Shlomo Yanai to serve as Chairman of the Company’s Board of Directors, effective July 24, 2014. Mr. Zeev Bronfeld, who had served as the interim Chairman of the Board until then, will remain a member of the Board of Directors. A copy of a press release announcing the appointment is filed as Exhibit 99.1.

As compensation for his services as Chairman of the Board, the Company has granted Mr. Yanai a 10-year option to purchase 150,000 shares of the Company’s common stock, par value $0.001 per share, under the Company’s 2006 Stock Incentive Plan, as amended (the “Plan”). The options will vest over a three-year period; the first 50,000 shares will vest on the first anniversary of Mr.Yanai’s appointment to the Board of Directors and the remaining 100,000 shares will vest in eight equal quarterly increments over the subsequent two year period (subject to certain terms and conditions). Vesting of the options will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Plan. The exercise price of the option is $3.37 per share, the closing sales price of the Company’s common stock on the NYSE MKT for the day immediately preceding the effective date of the grant.

In addition to the option, Mr. Yanai is entitled to an annual fee equal to $200,000, earned and payable on a quarterly basis and standard reimbursement of certain expenses. He is also entitled to indemnification and to be an insured in the Company’s D&O insurance policy, as are the Company’s other executive officers and directors.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated July 24, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTALIX BIOTHERAPEUTICS, INC.

Date: July 24, 2014	By:	/s/ David Aviezer, Ph.D.
	Name:	David Aviezer, Ph.D.
	Title:	President and Chief Executive Officer

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